Tenancy Contract

Party A (Lessor): China Southern Air Holding Company

Party B (Lessee) : China Southern Airlines Company Limited

Given the properties owned by China Southern Air Holding Company and its wholly owned subsidiaries in various cities in China, China Southern Airlines Company Limited agreed to rent some of which as office premises. Upon negotiation by both parties, China Southern Air Holding Company, on behalf of its wholly owned subsidiaries, entered into this contract with China Southern Airlines Company Limited with regards to the relevant tenancy:

Article 1 Location, Size and Rental

Upon negotiation by both parties, the annual rental fee shall be RMB 4,436,600.00. See Appendix of this contract and this contract for details. Such price was determined by both parties on a fair and reasonable basis and based on fair market rate, and will be no higher than the price and charging standard offered by other independent third parties.

Article 2 Lease Term

The lease term of the premise in the preceding provision shall be 2 years effective from 1 January 2012.

Article 3 Rental Payment

Rental payment, provided by Party B to Party A half-annually, shall be settled within 15 days from the start date of a half-year period by bank remittance. Upon receipt of payment, Party A shall issue a receipt of the respective amount.

Article 4 Change of Lessor and Lessee

1.	Where Party A requires transferring its rights and obligations hereunder to a third party within the contract period, no agreement from Party B shall be required albeit Party A shall inform Party B about such issue. A third party agent, upon delegation from Party A, shall immediately become the new Party A hereof, entitled to the rights and liable for the obligations of the original Party A.

2.	Party B shall not transfer its rights of the leased property to any third party without agreement from Party A during the term hereof. The third party which obtained the agreement of Party A regarding the property use rights shall immediately become the new Party B hereof, entitled to the rights and liable for the obligations of the original Party B.

Article 5 Obligations of Party A

1.	In the event of failure of Party A to provide the premises leased to Party B on schedule stipulated herein, Party A shall provide Party B a default fine equivalent to 5% of the amount of rental during such delayed period and return the submitted rental payment of such delayed period to Party B.

2.	Party B shall be responsible for the maintenance, and Party A shall be responsible for the repair of significant natural damage of the leased property and attached facilities, such as elevator, drainage system, power supply and security facilities. In the event of significant natural damage endangering general order of work without the receiving repairs from Party A, Party B may elect to terminate this tenancy and repair on behalf of A, and, in such case, the invoice of the repairing costs may be distressed for rent.

3.	Party A shall compensate for the loss(es) of Party B arising from situation described in the preceding clause.

4.	Where Party A requires redemption of the property for its own use during the tenancy period, the party shall terminate this contract providing 3 months prior written notice and a default fine equivalent to 5% of the total amount of rental payments for the remaining term to Party B.

5.	Should there be any laws, regulations or administrative orders requiring contribution, fully or partially, the rental payments received by Party A from Party B, Party A shall be liable to comply such laws, regulations or administrative orders. In the event of any loss(es) in Party B arising from violation of Party A of the forementioned requirements, Party A shall fully compensate Party B on such loss(es).

6.	The property taxes of the assets set out in the Appendix of this agreement shall be borne by Party A.

Article 6 Obligations of Party B

1.	Party B shall pay rental fees pursuant to this contract. In the event of overdue rentals, an overdue fine equivalent to 0.1% of the amount of payable rental shall be paid daily. In case of an overdue exceeding 3 months, Party A may repossess the premise and take actions against all rentals and overdue fines in due.

2.	Where Party B requires a termination of tenancy due to extraordinary circumstances such as change of office premier during the tenancy period, the party shall terminate this contract giving 3 months prior notice and default fines (equivalent to 5% of the total rental amount in the remaining term) to Party A. Should Party B sublease the premier, the party shall report to Party A for record.

3.	Party B accepts the commission by Party A, according to the relevant provisions of the local tax authorities to declare and pay property taxes. The tax payment is borne by Party A, and the property taxes is settled on quarterly basis. Party A shall refund to Party B within 15 working days upon receipt of the duty-paid original certificate provided by Party B.

4.	Party B shall not alter the building structure and use of the premise without obtaining prior agreement from Party A during the tenancy period. In case of any damages to the premise and attached facilities due to deliberate or negligent reasons of Party B, the party shall be responsible for recovering or providing compensation. Renovation should start only after obtaining agreement from Party A. Fixture added during renovation of Party B could be traded to Party A in returning the premise upon contractual expiration, or removed subject to set-up recovery.

5.	Upon expiration or termination of this contract, Party B shall return the premise within 1 month thereafter and settle rental payments according to actual days of use. Any belongings left in the premise thereafter shall be deemed as abandoned by Party A and shall be handled by Party A.

6.	Where Party B remains in the premise after the returning period upon expiration or termination of this contract, the party shall compensate for the loss(es) of Party A arising therefrom. Where necessary, Party A may file legal processing or apply for enforcement in the local people’s court.

7.	All utility fees and environmental and garbage collection fees during the tenancy period shall be borne by Party B.

Article 7 Extension of Term

This contract shall not be automatically renewed. Both parties are liable to notify the other party in written form regarding the extension of such tenancy 3 months prior to expiration. Should both parties agree to continue such contract, a new contract shall be entered.

Article 8 Exemption of Liabilities

In case of damages on the premise caused by force majeure during the term hereof, this contract shall be terminated automatically. None of the parties shall be liable thereof.

Article 9 Resolution of Disputes

Any dispute arising from this contract shall be resolved by negotiation of the disputing parties. Either party shall have the right to prosecute a lawsuit in the people’s court upon failure of resolving by negotiation.

Article 10 Others

For issues not stipulated in this contract, both parties may sign a supplement agreement which constitutes as part of this contract.

This agreement shall be made out in quadruplicate with each party holding two copies of each.

Party A: China Southern Air Holding Company	Party B: China Southern Airlines Company
Limited

Authorized representative: (Seal and Signature)	Authorized representative: (Seal and Signature)

Rent table of properties and buildings

No.	Title certificate No.	Name of buildings	Location	Structure	Completion Date	Measurement units	Construction area/volume	Annual rent(yuan/year)
Harbin
1	Ha Fang Quan Zheng Kai Guo Zi No.00059343	Harbin Songshan garage	Garage 1/F, Songshan Road, Nangang District, Harbin	Brick and concrete	########	m2	809.22	22.17
Changchun
1		Changchun Er Dao telephone station	No.5038 Jilin Road, Changchun, Jilin	Brick and concrete	1991-1-1	m2	450.00	2.12
Dalian
1		Dalian Hong Gang District Restaurant	No.197-8 Honggang Road, Ganjingzi District, Dalian	Framework	2002-6-11	m2	694.00	8.54
Beijing
1		1/F and 3/F of Beijing Southern Airlines Hotel		Reinforced concrete	2001-11-1	m2	1,393.00	397.17
Shanghai
1	Hu Fang Di Min Zi (1997) 009183	Staff dormitory of Shanghai office	No.14 Hanghua Yi Cun Yijiefang	Mixed	1994-5-1	m2	406.62	13.66
Total								443.66